Exhibit 99.1

NEWS RELEASE Contact: Matt Brown, SVP & CFO U.S. Concrete, Inc. 817-835-4111

FOR IMMEDIATE RELEASE

U.S. CONCRETE ADDS TO ITS CALIFORNIA OPERATIONS

EULESS, TEXAS – October 17, 2012 – U.S. Concrete, Inc. (NASDAQ: USCR) announced today that its wholly owned subsidiary, Central Concrete Supply Co., Inc., has executed a definitive equity purchase agreement (the “Purchase Agreement”) with Randolph R. Boardman and Terri L. Boardman Trustees under the Randolph R. Boardman and Terri L. Boardman Family Trust Agreement dated January 21, 1997, Douglas H. Boardman and Lauren Boardman, Trustees of the Douglas H. Boardman and Lauren Boardman Family Trust, Danvers M. Boardman, III, Trustee under the DMB III Trust Agreement dated July 12, 2008 and Kathy M. Boardman, Trustee under the KMSB Trust Agreement dated June 26, 2008 (collectively, the “Sellers”) and Randolph R. Boardman, Terri L. Boardman, Douglas H. Boardman, Lauren Boardman, Danvers M. Boardman III and Kathy M. Boardman, as individuals (collectively, the “Trustees”), to acquire all of the issued and outstanding equity interests (the “Equity Interests”) of Bode Gravel Co., a California subchapter S corporation (“Bode Gravel”) and Bode Concrete LLC, a California limited liability company (“Bode Concrete”). Bode Gravel and Bode Concrete operate two ready-mixed concrete plants, including one new portable plant, and 41 mixer trucks in the San Francisco area and produced approximately 243,000 cubic yards of ready-mix concrete in 2011. The purchase price for the Equity Interests is $24.5 million in cash payable at closing, subject to adjustment for working capital, plus potential earn-out payments, contingent upon reaching negotiated volume hurdles, in an aggregate amount of up to $7 million in cash (plus accrued interest, if any) payable over a six-year period. The Company intends to pay the closing date consideration from cash on hand and borrowings under the Company’s existing credit facility.

U.S. Concrete President and Chief Executive Officer, William J. Sandbrook, said, “We are extremely pleased to have reached this agreement with the Boardmans. Bode Concrete has a long and proud history of servicing the greater San Francisco construction market as the city’s preeminent supplier of ready mix concrete. We look forward to continuing Bode’s reputation of environmental stewardship, quality production and unparralled customer service as we welcome them into our network of operations in the greater Bay area. ”

This transaction is subject to customary closing conditions and is expected to close during the fourth quarter of 2012.

For more information on this transaction, please see the Company’s Current Report on Form 8-K which is expected to be filed on October 18, 2012, visit http://www.us-concrete.com/sec.asp or contact U.S. Concrete at 817-835-4111 or email lrussell@us- concrete.com.

U.S. Concrete services the construction industry in several major markets in the United States through its two business segments: ready-mixed concrete and concrete-related products; and precast concrete products. As of the date of this press release, the Company has 99 fixed and 12 portable ready-mixed concrete plants, two precast concrete plants and seven producing aggregates facilities. During 2011, these plant facilities produced approximately 4.0 million cubic yards of ready-mixed concrete from continuing operations and 3 million tons of aggregates. For more information on U.S. Concrete, visit www.us-concrete.com.

CAUTIONARY STATEMENT REGARDING FORWARD-LOOKING STATEMENTS

This press release contains various forward-looking statements and information that are based on management’s beliefs, as well as assumptions made by and information currently available to management. These forward-looking statements speak only as of the date of this press release. U.S. Concrete disclaims any obligation to update these statements and cautions you not to rely unduly on them. Forward-looking information includes, but is not limited to the effect of the Company’s sale of the California pre-cast operations. Although U.S. Concrete believes that the expectations reflected in such forward-looking statements are reasonable, it can give no assurance that those expectations will prove to have been correct. These forward-looking statements are subject to risks and uncertainties that may cause actual results to differ materially, including the possibility that the anticipated benefits from such activities, events, developments or transactions cannot be fully realized, the possibility that costs or difficulties related thereto will be greater than expected and the possibility that the proposed transaction does not close, including, but not limited to, due to the failure to satisfy the closing conditions. Should one or more of these risks materialize, or should underlying assumptions prove incorrect, actual results may vary materially from those expected. Additional risks affecting U.S. Concrete are discussed in greater detail in U.S. Concrete’s filings with the Securities and Exchange Commission; including U.S. Concrete’s Annual Report on Form 10-K for the year ended December 31, 2011 and its subsequent filings on Form 10-Q.

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